Filed Pursuant to Rule 424(b)(3)
Registration No. 333-277883

The information in this preliminary prospectus supplement relates to an effective registration statement filed with the U.S. Securities and Exchange Commission, but is not complete and may be changed. This preliminary prospectus supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject To Completion

Preliminary Prospectus Supplement dated March 13, 2024

PROSPECTUS SUPPLEMENT

(To prospectus dated March 13, 2024)

11,373,801 Shares

Kinetik Holdings Inc.

Class A Common Stock

Apache Midstream LLC (the “selling stockholder” or “Apache Midstream”), is offering 11,373,801 shares (13,079,871 shares, if the underwriters exercise their option to purchase additional shares in full) of our Class A common stock, par value $0.0001 per share (“Class A common stock”). We will not receive any of the proceeds from the sale of the shares by the selling stockholder.

Our Class A common stock is listed on the New York Stock Exchange under the symbol “KNTK.” The last reported closing sales price of our Class A common stock on March 12, 2024 was $36.47 per share. You are urged to obtain current market quotations for our Class A common stock.

Investing in our Common Stock involves risks. You should consider the risks we have described in “Risk Factors ” beginning on page S-13.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Price to public	$	$
Underwriting discount (1)	$	$
Proceeds, before expenses, to the selling stockholder	$	$

(1)	For additional underwriting compensation information, see “Underwriting.”

The selling stockholder has granted an option to the underwriters, exercisable for 30 days after the date of this prospectus supplement, to purchase up to an additional 1,706,070 shares of Class A common stock at the public offering price less the underwriting discount.

Our Chief Executive Officer has provided an indication of interest in purchasing up to an aggregate of    shares of Class A common stock from the underwriters at the public offering price. The number of our shares of Class A common stock available for sale to the general public will be reduced to the extent our Chief Executive Officer purchases such shares of Class A common stock. Our Chief Executive Officer has provided an indication of interest only and is not obligated to purchase any of our shares of Class A common stock in this offering. See “Underwriting” beginning on page S-29.

The underwriters expect to deliver the shares of Class A common stock on or about      , 2024.

Goldman Sachs & Co. LLC	BofA Securities	J.P. Morgan	Mizuho

The date of this prospectus supplement is      , 2024.

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

You should rely only on the information contained in this prospectus supplement and the accompanying prospectus or in any free writing prospectus prepared by us or on behalf of us or to which we have referred you. We have not, and the selling stockholder has not, authorized any other person to provide you with information different from that contained in this prospectus supplement and the accompanying prospectus and any free writing prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. The selling stockholder is not making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. The information in this prospectus supplement is accurate only as of the date of this prospectus supplement, regardless of the time of delivery of this prospectus supplement or any sale of our Common Stock (as defined herein). Our business, financial condition, results of operations and prospects may have changed since that date.

This prospectus supplement contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. Please read “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

We own or have rights to various trademarks, service marks and trade names that we use in connection with the operation of our business. This prospectus supplement may also contain trademarks, service marks and trade names of third parties, which are the property of their respective owners. Our use or display of third parties’ trademarks, service marks, trade names or products in this prospectus supplement is not intended to, and does not imply, a relationship with, or endorsement or sponsorship by us. Solely for convenience, the trademarks, service marks and trade names referred to in this prospectus supplement may appear without the ®, TM or SM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks, service marks and trade names.

S-ii

INDUSTRY AND MARKET DATA

The data included in this prospectus supplement regarding the industry in which we operate, including descriptions of trends in the market and our position and the position of our competitors within our industries, has been obtained from publicly available information and publications as well as our good faith estimates.

S-iii

BASIS OF PRESENTATION

Kinetik Holdings Inc. (the “Company”) is a holding company, whose only significant assets are ownership of the non-economic general partner interest and an approximate 39% limited partner interest in Kinetik Holdings LP (the “Partnership”). As the owner of the non-economic general partner interest in the Partnership, the Company is responsible for all operational, management and administrative decisions related to the Partnership and consolidates the results of the Partnership and its subsidiaries.

On October 21, 2021, the Company and the Partnership entered into a Contribution Agreement with New BCP Raptor Holdco, LLC (the “Contributor”) and, solely for the purposes set forth therein, BCP Raptor Holdco, LP (“BCP”). On February 22, 2022, pursuant to the Contribution Agreement, Contributor contributed all of the equity interests of BCP and BCP Raptor Holdco GP, LLC, the general partner of BCP, to the Partnership in exchange for 50,000,000 common units representing limited partner interests in the Partnership (“Common Units”) and 50,000,000 shares of Class C common stock, par value $0.0001 per share (“Class C common stock,” together with the Class A common stock, the “Common Stock”), of the Company. The transactions contemplated by the Contribution Agreement are referred to herein as the “Transactions.” In connection with the consummation of the Transactions, the Company and the Partnership changed their names to Kinetik Holdings Inc. and Kinetik Holdings LP, respectively.

In accordance with accounting principles generally accepted in the United States (“GAAP”), the Company accounted for the Transactions as a reverse merger using the acquisition method of accounting with BCP as the acquiring entity. As a result, unless otherwise indicated, all historical financial and operating data presented in this prospectus supplement (i) for periods prior to February 22, 2022, are those of BCP on a consolidated basis and (ii) for periods from and after February 22, 2022, are those of the combined company. In the sections of this prospectus supplement that describe our business, unless the context otherwise indicates, references to “Kinetik,” the “Company,” “we,” “us,” “our” and like terms refer to the Company and its subsidiaries.

Further, the financial information and certain other information presented in this prospectus supplement have been rounded to the nearest whole number or the nearest decimal. Therefore, the sum of the numbers in a column may not conform exactly to the total figure given for that column in certain tables in this prospectus supplement. In addition, certain percentages presented in this prospectus supplement reflect calculations based upon the underlying information prior to rounding and, accordingly, may not conform exactly to the percentages that would be derived if the relevant calculations were based upon the rounded numbers or may not sum due to rounding.

S-iv

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The information in this prospectus supplement and the documents incorporated by reference herein contain various statements, including those that express belief, expectation or intention, as well as those that are not statements of historic fact, that are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

All statements other than statements of historical fact included or incorporated by reference in this prospectus supplement, including, without limitation, statements regarding our future financial position, business strategy, budgets, projected revenues, projected costs and plans, and objectives of management for future operations, are forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “could,” “expect,” “intend,” “project,” “estimate,” “anticipate,” “plan,” “believe,” “continue,” “seek,” “guidance,” “might,” “outlook,” “possibly,” “potential,” “prospect,” “should,” “would,” or similar terminology, but the absence of these words does not mean that a statement is not forward looking. Although we believe that the expectations reflected in such forward-looking statements are reasonable under the circumstances, we can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from our expectations include, but are not limited to, assumptions about:

•	the market prices of oil, natural gas, NGLs and other products or services;

•	competition from other pipelines, terminals or other forms of transportation and competition from other service providers for gathering system capacity and availability;

•	production rates, throughput volumes, reserve levels and development success of dedicated oil and gas fields;

•	our future financial condition, results of operations, liquidity, compliance with debt covenants and competitive position;

•	our future revenues, cash flows and expenses;

•	our access to capital and our anticipated liquidity;

•	our future business strategy and other plans and objectives for future operations;

•	the amount, nature and timing of our future capital expenditures, including future development costs;

•	the risks associated with potential acquisitions, divestitures, new joint ventures or other strategic opportunities;

•	the recruitment and retention of our officers and personnel;

•	the likelihood of success of and impact of litigation and other proceedings, including regulatory proceedings;

•	our assessment of our counterparty risk and the ability of our counterparties to perform their future obligations;

•	the impact of federal, state and local political, regulatory and environmental developments where we conduct our business operations;

•	the occurrence of an extreme weather event, terrorist attack or other event that materially impacts project construction and our operations, including cyber or other operational electronic systems;

•	our ability to successfully implement, execute and achieve our sustainability goals and initiatives;

•	our ability to successfully implement our stock repurchase program;

S-v

•	our ability to integrate operations or realize any anticipated benefits, savings or growth of the Transactions;

•

general economic and political conditions, including the armed conflicts in Ukraine, Israel and the Gaza Strip and the Red Sea, epidemics or pandemics and actions taken by third parties in response to such epidemics or pandemics, the impact of continued inflation, central bank policy actions, bank failures and associated liquidity risks; and

•	other factors disclosed in Part I, Item 1A. Risk Factors of our Annual Report on Form 10-K for the year ended December 31, 2023, filed on March 5, 2024.

We expressly qualify in their entirety all forward-looking statements attributable to us or any person acting on our behalf by the cautionary statements contained or referred to in this section.

These risks and uncertainties are not exhaustive. Other sections of this prospectus supplement describe additional factors that could adversely affect our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible to predict all risks and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. We are under no duty to update any of these forward-looking statements after the date of this prospectus supplement to conform our prior statements to actual results or revised expectations, and we do not intend to do so.

S-vi

SUMMARY

This summary highlights certain information contained elsewhere or incorporated by reference in this prospectus supplement concerning our business and this offering. Because this is a summary, it may not contain all of the information that may be important to you and to your investment decision. The following summary is qualified in its entirety by the more detailed information and financial statements and notes thereto included elsewhere or incorporated by reference in this prospectus supplement. You should read this entire prospectus supplement, including the documents incorporated by reference herein, carefully and should consider, among other things, the matters set forth in “Risk Factors” before deciding to invest in our Class A common stock.

In this prospectus supplement, unless otherwise indicated or the context so requires, references to the “Company,” “we,” “our” and “us” refer to Kinetik Holdings Inc., in each case including its subsidiaries. References to the “Partnership” refer to Kinetik Holdings LP.

Our Company

We are an integrated midstream energy company in the Permian Basin providing comprehensive gathering, transportation, compression, processing, and treating services. Our core capabilities include a variety of service offerings including natural gas gathering, transportation, compression, treating and processing; NGLs stabilization and transportation; produced water gathering and disposal; and crude oil gathering, stabilization, storage and transportation. We have approximately 2.0 Bcf/day of cryogenic natural gas processing capacity strategically located near the Waha Hub in West Texas. As measured by processing capacity, we are the third largest natural gas processor in the Delaware Basin and fourth largest across the entire Permian Basin. In addition, we have equity interests in four long-term contracted pipelines transporting natural gas, NGLs, and crude oil from the Permian Basin to the Gulf Coast. See “—Our Operating Segments and Properties—Pipeline Transportation.”

Organizational Structure

Organizational Structure

The Company is a holding company, whose only significant assets are ownership of the non-economic general partner interest and an approximate 39% limited partner interest in the Partnership. As the owner of the non-economic general partner interest in the Partnership, the Company is responsible for all operational, management and administrative decisions related to the Partnership and consolidates the results of the Partnership and its subsidiaries.

We also own equity interests in four Permian Basin pipelines that have access to various points along the U.S. Gulf Coast. The Company’s operations are strategically located in the heart of the Delaware Basin in the Permian and the Company’s operational headquarters is located at 303 Veterans Airpark Lane in Midland, Texas 79705. The Company’s corporate office is located at 2700 Post Oak Boulevard, Suite 300, Houston, Texas 77056. The following chart summarizes our organizational structure as of December 31, 2023. For simplicity, certain entities and ownership interests have not been depicted.

Apache
Blackstone
iSquared Capital
Public / Management
0% Interest(1)
50.4% Interest(1)
21.1% Interest(1)
28.4% Interest(1)
KINETIK (NYSE: KNTK)
$1.2bn Term Loan A due June 2026
$0.8bn 2028 Senior Notes
$1.25bn Revolving Credit Facility due June 2026
$1.0bn 2030 Senior Notes
Kinetik Holdings LP
Midstream Logistics Segment
100.0% Interest
100.0% Interest
100.0% Interest
BCP Raptor I (EagleClaw + Pinnacle G&P)
BCP Raptor II (Caprock G&P)
Alpine High Gathering and Processing
Pipeline Transportation Segment
100.0% Interest
100.0% Interest
16.0% Interest
55.5% Interest
33.0% Interest
15.0% Interest
Delaware Link Pipeline
Kinetik NGL
Gulf Coast Express Pipeline
Permian Highway Pipeline
Shin Oak NGL Pipeline
EPIC Crude Pipeline

(1) As of March 7, 2024, as adjusted for this offering assuming exercise in full of the underwriters' option to purchase additional shares.
(2) Credit rating are not a recommendation to buy, sell or hold any security.

(1)

The Company owns the non-economic general partner interest in Kinetik Holdings GP LLC and an approximate 39% limited partner interest in the Partnership. The remaining interests in the Partnership are held by certain legacy owners.

Our Operating Segments and Properties

We have two operating segments which are strategic business units with differing products and services. The activities of each of our reportable segments from which the Company earns revenues, records equity income or losses and incurs expenses are described below:

Midstream Logistics

The Midstream Logistics segment provides three service offerings: 1) gas gathering and processing, 2) crude oil gathering, stabilization and storage services and 3) water gathering and disposal.

Gas Gathering and Processing

The Midstream Logistics segment provides gas gathering and processing services with over 1,600 miles of low and high-pressure steel pipeline located throughout the Delaware Basin. Gas processing assets are centralized at five processing complexes with total cryogenic processing capacity of approximately 2.0 Bcf/d: Diamond Cryogenic complex (720 MMcf/d), the Pecos Bend complex (540 MMcf/d), the East Toyah complex (460 MMcf/d), the Pecos complex (260 MMcf/d), and the Sierra Grande complex (60 MMcf/d). Current residue gas outlets are the El Paso Natural Gas Pipeline, Energy Transfer Comanche Trail Pipeline, ONEOK Roadrunner Pipeline, Whitewater Aqua Blanca Pipeline, Permian Highway Pipeline LLC (“PHP”) and the Company’s wholly owned and operated Delaware Link Pipeline which was placed in commercial service on October 1, 2023. NGLs outlets are Energy Transfer’s Lone Star NGL Pipeline, Targa’s Grand Prix NGL Pipeline and Enterprise’s Shin Oak NGL Pipeline (“Shin Oak”), which are both accessed through Kinetik NGL, our wholly owned and operated intrabasin NGL pipeline.

Crude Oil Gathering, Stabilization, and Storage Services

The Midstream Logistics segment provides crude oil gathering, stabilization and storage services throughout the Texas Delaware Basin. Crude gathering assets are centralized at the Caprock Stampede Terminal and the Pinnacle Sierra Grande Terminal. The system includes approximately 220 miles of gathering pipeline and 90,000 barrels of crude storage. The crude facilities have connections for takeaway transportation into Plains’s 285 Central Station and State Line and Oryx’s Orla & Central Mentone facilities.

Water Gathering and Disposal

In addition, the Midstream Logistics segment provides water gathering and disposal services through assets located in northern Reeves County, Texas. The system includes approximately 360 miles of gathering pipeline and approximately 580,000 barrels per day of permitted disposal capacity.

Pipeline Transportation

As of December 31, 2023, the Pipeline Transportation segment consists of four equity method investment (“EMI”) pipelines originating in the Permian Basin with various access points to the U.S. Gulf Coast, and our wholly owned and operated pipelines, Kinetik NGL Pipelines and Delaware Link Pipeline. The pipelines transport crude oil, natural gas and NGLs within the Permian Basin and to the U.S. Gulf Coast. For a more in-depth discussion of the estimated capital resources, liquidity and timing associated with each EMI pipeline, please see Note 7—Equity Method Investments in the Notes to Consolidated Financial Statements to the Company’s audited consolidated financial statements incorporated by reference into this prospectus supplement. In addition, the Company completed the Delaware Link Pipeline in 2023 and acquired full ownership and operatorship of approximately 30 miles of 16-inch NGL pipeline connected to the Diamond Cryogenic complex called the Brandywine NGL Pipeline (“Brandywine Pipeline”) in 2022.

Permian Highway Pipeline

The Company owned an approximately 53.5% equity interest in PHP upon closing of the Transactions, which is also owned and operated by Kinder Morgan Texas Pipeline, LLC (“Kinder Morgan”). PHP transports natural gas from the Waha area in northern Pecos County, Texas to the Katy, Texas area with connections to the U.S. Gulf Coast and Mexico markets. PHP was placed in service in January 2021, with the total capacity of 2.1 Bcf/d fully subscribed under long-term contracts. In June 2022, PHP announced a final investment decision to proceed with its expansion project to increase total capacity to 2.65 Bcf/d fully subscribed under 10 year take or pay contracts. The expansion project was placed in service on December 1, 2023. As a result, upon completion of the project, the Company’s equity interest in PHP increased to approximately 55.5%.

Gulf Coast Express Pipeline

The Company owns a 16% equity interest in the Gulf Coast Express Pipeline (“GCX”), which is also owned and operated by Kinder Morgan. GCX transports natural gas from the Permian Basin in West Texas to Agua Dulce near the U.S. Gulf Coast. GCX was placed in service during 2019, with the total capacity of 2.0 Bcf/d fully subscribed under long-term contracts.

Breviloba, LLC

The Company owns a 33% equity interest in Shin Oak, which is owned by Breviloba, LLC, and operated by Enterprise Products Operating LLC. Shin Oak transports NGLs from the Permian Basin to Mont Belvieu, Texas. Shin Oak was placed in service during 2019, with total capacity of up to 550 MBbl/d.

EPIC Crude Oil Pipeline

The Company owns a 15% equity interest in the EPIC Crude oil pipeline (“EPIC”), which is operated by EPIC Consolidated Operations, LLC. EPIC transports crude oil from Orla, Texas in Northern Reeves County to the Port of Corpus Christi, Texas. EPIC was placed in service in early 2020, with an initial throughput capacity of approximately 600 MBbl/d.

Kinetik NGL Pipelines

The Kinetik NGL Pipelines consist of approximately 96 miles of NGL pipelines connecting our East Toyah and Pecos complexes to Waha, including our 20-inch Dewpoint Pipeline that spans 40 miles, and our 30 mile, 16-inch diameter Brandywine Pipeline connecting to our Diamond Cryogenic complex. The Kinetik NGL pipeline system has a capacity of approximately 580 MBbl/d.

Delaware Link Pipeline

The Delaware Link Pipeline consists of approximately 40 miles of 30-inch diameter pipeline with a capacity of approximately 1.0 Bcf/d that provides additional transportation capacity to Waha. The project reached commercial in-service in October 2023.

Refer to Part I, Items 1 and 2 “Business and Properties” in our Annual Report on Form 10-K for the year ended December 31, 2023 for further details on our business.

Our Competitive Strengths

We believe the following key strengths have enabled us to become a leading full-service, midstream platform in the Permian Basin:

•

Experienced management team with an extensive track record of value creation. Our management team consists of executives with successful backgrounds in the energy industry, and we believe their significant experience, successful track record of value creation and discipline in deploying capital distinguish us from our peers. This is evidenced by our historical growth in the Permian Basin, a region that we plan to continue to grow and operate in and around. In the last several years, we have secured new, long-term gas gathering and processing agreements with leading exploration and production companies in the Delaware Basin, such as ExxonMobil, EOG and ConocoPhillips. We continue to grow our business by expanding our service offerings with existing customers, made possible by our three-stream service offerings. Despite the difficult circumstances presented by a significantly oversupplied global crude oil market in 2020, natural gas gathering volumes have grown appreciably and Adjusted EBITDA has more than doubled since the second quarter of 2020. These increases in gas gathering volumes, net income and Adjusted EBITDA highlight management’s ability to respond to adverse circumstances and the defensibility of the underlying business and its customers. For our definition of Adjusted EBITDA and reconciliations of Adjusted EBITDA to Net income (loss) including noncontrolling interest, see “Non-GAAP Financial Measures.”

•

Efficient and new, state-of-the-art assets. Our management team has demonstrated its expertise in asset design and operation, having safely and responsibly installed or acquired over 2,000 miles of pipelines and approximately 2.0 Bcf/d of processing capacity since 2014. The combination of newly installed steel gathering pipelines underpinned by our cryogenic processing core of GSP and RSV technology cryogenic facilities contributes towards achieving greater system efficiencies and product recoveries.

•

Assets located in the highly economic Permian Basin. All of our gathering and processing assets are currently located across the Delaware Basin. Since 2016, Delaware Basin crude oil and natural gas production has grown at a compound annual growth rate of 24% and 25%, respectively, and as of November 30, 2023 was responsible for over 58% of total U.S. crude oil production growth according to Enverus. As of March 10, 2024, there are 169 active, horizontal drilling rigs operating in the Delaware Basin, which represents 31% of total active onshore rigs in the Lower 48. Additionally, our joint venture pipelines benefit by servicing the whole Permian Basin, not just the Delaware Basin. The Delaware and Permian Basin are expected to continue their role as the center of upstream development activity and production growth in the United States.

•

Diversified customer base. We provide services to approximately 35 customers under long-term agreements, with weighted average credit ratings of BBB/Baa2, across a large geographic gathering and processing footprint spanning six counties (Reeves, Ward, Culberson, Loving, and Pecos counties, Texas and Lea County, New Mexico). No single customer represents more than 20% of our revenues for the quarter ended December 31, 2023.

•

Predictable revenue. Revenues are largely comprised of fixed fee commercial arrangements on an integrated and fully interconnected asset platform, under long term contracts, having an average remaining contract term of approximately 9 years.

•

High-margin business that generates significant, predictable free cash flow. Our revenue is generated as a result of our commercial agreements, which are fee-based. The fees are based upon the prevailing market rates at the time of execution with annual escalators and so will result in significant long-term free cash flow generation that supports a self-funding model.

Our Business Strategy

Our primary business objective is to own and operate a diversified set of midstream assets that generate stable and growing cash flows. Some key elements of our business strategy include:

•

Pursuing economically attractive organic growth opportunities and enhancing the profitability of our existing assets. We seek attractive organic expansion and asset enhancement opportunities that leverage our existing asset footprint, strategic relationships with our customers and our management team’s expertise in constructing, developing and optimizing infrastructure assets. Our goal is to increase the profitability of our existing asset base by identifying organic development projects that are designed to extend our geographic reach, diversify our asset mix and customer base, expand our existing assets, enhance our end-market access and maximize volumes. The expansion of our gathering system into Lea County, New Mexico underpinned by long term agreements with minimum volume commitments, as well as the installation of front end amine treating at several of our processing complexes, is an example of this strategy.

•

Focusing on fee-based revenue with minimal direct commodity-price exposure. As we expand and diversify our business, we intend to maintain our focus on providing services to our customers under long-term, fee-based arrangements. The PHP expansion and New Mexico gathering expansion projects, which are supported by long-term, take-or-pay agreements, reflect this strategy. We believe this strategy will enhance the stability of our cash flows during changing commodity price environments.

•

Maintaining a conservative and flexible capital structure in order to support our long-term access to capital. We intend to continue our commitment to financial discipline by maintaining a conservative capital structure and appropriate access to liquidity. We intend to fund our expansion projects and acquisitions through a prudent combination of equity and debt capital. We believe our conservative capital structure, when combined with our stable, fee-based cash flows, will afford us efficient access to capital markets at a competitive cost of capital to take advantage of future growth opportunities.

•

Growing and diversifying our business by pursuing accretive acquisitions. We intend to pursue opportunities to grow and diversify our business through accretive acquisitions of additional businesses and assets. We continually monitor the marketplace to identify and pursue acquisitions from third parties. We intend to leverage the experience of our management team to identify and pursue acquisition opportunities, with a particular focus on opportunities in the midstream industry in the Permian Basin that we believe will complement our existing assets through commercial and operational synergies. For example, in the first quarter of 2023, we acquired synergistic water gathering and disposal assets and intangible right-of-way assets and entered into a drilling incentive program.

•

Develop industry-leading sustainability practices that benefit our stakeholders and the communities in which we operate. We view exceptional performance in managing sustainability considerations as an opportunity to differentiate ourselves from our peers, mitigate risks and strengthen operational performance, as well as benefit our stakeholders and the communities in which we operate. We have a robust internal governance structure to administer our sustainability policy, including oversight from our board of directors, senior management and a Sustainability Working Committee. We are committed to engaging across our organization to enable key sustainability issues to be assessed and managed appropriately. Twenty percent of each salaried employee’s at-risk compensation, including executive officers, is tied to the achievement of specific safety and sustainability goals. We adopted a Sustainability-Linked Financing Framework on May 16, 2022, and in July 2023, we published our 2022 Sustainability Report; however, such Sustainability Report is expressly not incorporated by reference.

The graphic below depicts our operations within the natural gas and crude oil value chain.

THE OFFERING

Class A common stock offered by the selling stockholder	11,373,801 shares (13,079,871 shares, if the underwriters exercise their option to purchase additional shares in full). Our Chief Executive Officer has provided an indication of interest in purchasing up to an aggregate of shares of Class A common stock from the underwriters at the public offering price. See “Underwriting” beginning on page S-29.

Underwriters’ option	The selling stockholder has granted an option to the underwriters, exercisable for 30 days after the date of this prospectus supplement, to purchase up to an additional 1,706,070 shares of Class A common stock at the public offering price less the underwriting discount.

Common stock outstanding prior to and after this offering	153,654,210 shares of Common Stock, consisting of:

59,635,172 shares of Class A common stock; and

94,019,038 shares of Class C common stock.

Use of proceeds	We will not receive any of the proceeds from the sale of shares of our Class A common stock by the selling stockholder pursuant to this prospectus supplement.

Dividend policy	On January 24, 2024, the Company announced that its board of directors declared a quarterly cash dividend of $0.75 per share (or $3.00 per share on an annualized basis) for the fourth quarter ended December 31, 2023. The dividend was paid on March 7, 2024 to stockholders of record as of February 22, 2024. Please see the section titled “Dividend Policy.”

Trading symbol	Our Class A common stock is listed on the New York Stock Exchange under the symbol “KNTK.”

Risk factors	You should carefully read and consider the information set forth under the heading “Risk Factors” and all other information set forth in this prospectus supplement before deciding to invest in our Class A common stock.

SUMMARY HISTORICAL FINANCIAL INFORMATION

The following table presents summary historical consolidated financial data of the Company for the periods indicated. The summary historical consolidated financial data as of December 31, 2023 and 2022 and for the years ended December 31, 2023, 2022 and 2021 is derived from the Company’s audited consolidated financial statements and related notes thereto incorporated by reference into this prospectus supplement.

The summary historical consolidated financial data is only a summary and is not necessarily indicative of our future performance. Future results may vary significantly from the results reflected because of various factors, including those discussed in the section titled “Risk Factors.” This summary should be read together with other information contained in Part II, Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2023 and the consolidated financial statements of the Company and related notes thereto incorporated by reference into this prospectus supplement.

	Historical
	Year Ended December 31,
	2023	2022 (1)	2021
	(in thousands)
Statement of Operations Data:
Operating revenues:
Service revenue	$417,751	$393,954	$272,677
Product revenue	822,410	806,353	385,622
Other revenue	16,251	13,183	3,745

Total operating revenues	1,256,412	1,213,490	662,044
Operating costs and expenses:
Cost of sales (exclusive of depreciation and amortization shown separately below)	515,721	541,518	233,619
Operating expenses	161,520	137,289	90,894
Ad valorem taxes	21,622	16,970	11,512
General and administrative expenses	97,906	94,268	28,588
Depreciation and amortization expenses	280,986	260,345	243,558
Loss on disposal of assets	19,402	12,611	382

Total operating costs and expenses	1,097,157	1,063,001	608,553

Operating income	159,255	150,489	53,491
Other income (expense):
Interest and other income	2,004	489	4,143
Gain on redemption of mandatorily redeemable Preferred Units	—	9,580	—
(Loss) gain on debt extinguishment	(1,876)	(27,975)	4
Gain on embedded derivative	—	89,050	—
Interest expense	(205,854)	(149,252)	(117,365)
Equity in earnings (losses) of unconsolidated affiliates	200,015	180,956	63,074

Total other(expense) income, net	(5,711)	102,848	(50,144)
Income before income taxes	153,544	253,337	3,347
Income tax (benefit) expense	(232,908)	2,616	1,865

Net income including noncontrolling interest	$386,452	$250,721	$1,482
Net income attributable to Preferred Unit limited partners	—	115,203	—

Net income attributable to common shareholders	386,452	135,518	1,482
Net income (loss) attributable to Common Unit limited partners	97,010	94,783	1,482

Net income attributable to Class A Common Stock Shareholders	289,442	40,735	—

	Historical
	Year Ended December 31,
	2023	2022 (1)	2021
	(in thousands)
Selected Cash Flow Data:
Net cash provided by operating activities	$584,480	$613,006	$235,569
Net cash used in investing activities	686,320	(286,130)	(99,621)
Net cash provided by (used in) financing activities	99,956	(339,211)	136,810
Balance Sheet Data:
Cash and cash equivalents	$4,510	$6,394
Total assets	6,496,873	5,919,711
Long term debt, net	3,562,809	3,368,510
Total equity	(530,823)	(839,775)
Other Financial Data
Adjusted EBITDA (2)	$838,830	$772,189	$415,713

(1)

The results of the legacy ALTM business are not included in the Company’s consolidated financials prior to February 22, 2022. Refer to the basis of presentation in Note 1—Description of the Organization and Summary of Significant Accounting Policies in the Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, for further information.

(2)	Adjusted EBITDA is not a financial measure prepared in accordance with GAAP. See “—Non-GAAP Financial Measures” for additional discussion.

NON-GAAP FINANCIAL MEASURES

Adjusted EBITDA

The GAAP measure used by the Company that is most directly comparable to Adjusted EBITDA is net income including noncontrolling interests. Adjusted EBITDA should not be considered as an alternative to the GAAP measure of net income including noncontrolling interests or any other measure of financial performance presented in accordance with GAAP. Adjusted EBITDA has important limitations as an analytical tool because it excludes some, but not all, items that affect net income including noncontrolling interests. Adjusted EBITDA should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. The Company’s definition of Adjusted EBITDA may not be comparable to similarly titled measures of other companies in the industry, thereby diminishing its utility.

Adjusted EBITDA is defined as net income including noncontrolling interests adjusted for interest, taxes, depreciation and amortization, impairment charges, asset write-offs, the proportionate EBITDA from our equity method investments, equity in earnings from investments recorded using the equity method, share-based compensation expense, noncash increases and decreases related to trading and hedging agreements, extraordinary losses and unusual or non-recurring charges. Adjusted EBITDA provides a basis for comparison of our business operations between current, past and future periods by excluding items that we do not believe are indicative of our core operating performance. We believe that Adjusted EBITDA provides a meaningful understanding of certain aspects of earnings before the impact of investing and financing charges and income taxes. Adjusted EBITDA is useful to an investor in evaluating our performance because this measure:

•	is widely used by analysts, investors and competitors to measure a company’s operating performance;

•	is a financial measurement that is used by rating agencies, lenders, and other parties to evaluate our credit worthiness; and

•	is used by our management for various purposes, including as a measure of performance and as a basis for strategic planning and forecasting.

Management compensates for the limitations of Adjusted EBITDA as an analytical tool by reviewing the comparable GAAP measure, understanding the differences between Adjusted EBITDA as compared to net income including noncontrolling interest, and incorporating this knowledge into its decision-making processes. Management believes that investors benefit from having access to the same financial measure that the Company uses in evaluating operating results.

The following table presents a reconciliation of the GAAP financial measure of net income (loss) including noncontrolling interest to the non-GAAP financial measure of Adjusted EBITDA for the periods presented:

	Historical
	Year Ended December 31,
	2023	2022 (1)	2021
	(in thousands)
Net income including noncontrolling interest	$386,452	$250,721	$1,482
Add back:
Interest expense	205,854	149,252	117,365
Income tax (benefit) expense	(232,908)	2,616	1,865
Depreciation and amortization	280,986	260,345	243,558
Amortization of contract costs	6,620	1,807	1,792
Proportionate EMI EBITDA	306,072	268,826	83,593
Share-based compensation	55,983	42,780	—

	Historical
	Year Ended December 31,
	2023	2022 (1)	2021
	(in thousands)
Loss on disposal of assets	19,402	12,611	382
Loss (gain) on debt extinguishment	1,876	27,975	(4)
Derivative loss due to Winter Storm Uri	—	—	13,456
Integration costs	1,015	12,208	—
Transaction costs	648	6,412	5,730
Other one-time cost or amortization	11,091	16,355	2,856
Producer settlement	—	—	6,827
Deduct:
Interest income	677	—	115
Warrant valuation adjustment	88	133	—
Gain on redemption of mandatorily redeemable Preferred Units	—	9,580	—
Unrealized gain on derivatives	4,291	—	—
Gain on embedded derivative	—	89,050	—
Equity income (loss) from unconsolidated affiliates	200,015	180,956	63,074
Adjusted EBITDA	$838,830	$772,189	$415,713

(1)

The results of the legacy ALTM business are not included in the Company’s consolidated financials prior to February 22, 2022. Refer to the basis of presentation in Note 1—Description of Business and Basis of Presentation in the Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, for further information.

RISK FACTORS

Any investment in our securities involves a high degree of risk. You should carefully consider the risks described below and all of the information contained in this prospectus supplement and the documents incorporated by reference herein, including, but not limited to, the matters addressed in “Cautionary Statement Regarding Forward-Looking Statements” as well as our other filings with the SEC incorporated herein by reference, before deciding whether to purchase our securities. If any such risks and uncertainties actually occur, you may lose all or part of your investment. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business, financial condition or results of operations and result in a loss of all or part of your investment.

Risks Related to this Offering and Ownership of Our Common Stock

The prevailing market price of shares of our Class A common stock may be volatile.

The prevailing market price of shares of our Class A common stock may fluctuate due to a variety of factors, including:

•	general market conditions, including fluctuations in commodity prices and continuing or worsening inflation and related changes in monetary policy;

•	our operating and financial performance;

•	quarterly variations in the rate of growth of our financial indicators, such as net income per share, net income and revenues, capital expenditures, production and unit costs;

•	the public reaction to our press releases (including press releases relating to this offering), our other public announcements and our filings with the SEC;

•	strategic actions by our competitors;

•	changes in revenue or earnings estimates, or changes in recommendations or withdrawal of research coverage, by equity research analysts;

•	speculation in the press or investment community;

•	the failure of research analysts to cover our Class A common stock;

•	sales of our Class A common stock by us or other stockholders or the perception that such sales may occur;

•	changes in accounting principles, policies, guidance, interpretations or standards;

•	additions or departures of key management personnel;

•

general economic and political conditions, such as the effects of recessions, interest rates, local and national elections, fuel prices, international currency fluctuations, corruption, political instability and acts of war or terrorism, including the armed conflict in Ukraine and the Israel-Gaza strip; and

•	the realization of any risks described in this “Risk Factors” section or in the “Risk Factors” section in our most recent Annual Report on Form 10-K, incorporated by reference herein.

These market and industry factors may materially reduce the prevailing market price of shares of Class A common stock regardless of our operating performance.

The declaration of dividends is within the discretion of our board of directors based upon a review of relevant considerations, and there is no guarantee that we will pay any dividends on our Common Stock in the future or at levels anticipated by our stockholders.

Dividends are authorized and determined by our board of directors in its sole discretion and depend upon a number of factors, including the Company’s financial results, cash requirements and future prospects, as well as such other factors deemed relevant by our board of directors. Any dividends we may declare in the future will be determined by our board of directors in its sole discretion. Any elimination of, or downward revision in, our dividend policy could have an adverse effect on the market price of our Common Stock.

Entities controlled by Blackstone Inc. (“Blackstone”) and ISQ Global Fund II GP, LLC (“I Squared Capital”) are parties to the amended and restated stockholders agreement granting certain director designation rights and own a majority of the Company’s outstanding voting shares and thus strongly influence all of the Company’s corporate actions.

We and each of Blackstone and I Squared Capital are party to the amended and restated stockholders agreement, dated as of October 21, 2021 and effective as of February 22, 2022, which entitles each of Blackstone and I Squared Capital to, among other things, certain director designation rights for so long as each holder continues beneficially own at least 10% of our Common Stock.

As long as Blackstone and I Squared Capital and their respective affiliates own or control a significant percentage of the Company’s outstanding voting power, they will have the ability to strongly influence all corporate actions, including stockholder approval of the election of and removal of directors. The interests of Blackstone or I Squared Capital may not align with the interests of the Company’s other stockholders.

The Company’s ability to return capital to stockholders through dividends and stock repurchases depends on its ability to generate sufficient cash flow, which it may not be able to accomplish.

The Company’s ability to return capital to stockholders through dividends and stock repurchases principally depends upon the amount of cash it generates from its operations, which will fluctuate from quarter to quarter based on, among other things, income from the Pipeline Transportation JVs, the volumes of natural gas and NGLs it gathers and processes, commodity prices, and other factors impacting the Company’s financial condition, some of which are beyond its control. In addition, under Delaware law, dividends on the Company’s capital stock may only be paid from “surplus,” which is the amount by which the fair value of the Company’s total assets exceeds the sum of its total liabilities, including contingent liabilities, and the amount of its capital; if there is no surplus, cash dividends on capital stock may only be paid from the Company’s net profits for the then-current and/or the preceding fiscal year.

The Company’s Third Amended and Restated Certificate of Incorporation (our “Charter”) designates the Court of Chancery of the State of Delaware the (“Court of Chancery”) as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by its stockholders, which could limit its stockholders’ ability to obtain a favorable judicial forum for disputes with the Company or its directors, officers, employees, or agents.

The Charter provides that, unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for any derivative action or proceeding brought on the Company’s behalf; any action asserting a claim of breach of a fiduciary duty owed by any of the Company’s directors, officers or other employees to it or its stockholders; any action asserting a claim against the Company or any of its directors, officers or employees arising pursuant to any provision of the Delaware General Corporation Law (“DGCL”), the Charter or the Company’s Amended and Restated Bylaws (the “Bylaws”); or any action asserting a claim against the Company or any of its directors, officers or other employees that is governed by the internal affairs doctrine.

The above does not apply for such claims as to which the Court of Chancery determines that it does not have personal jurisdiction over an indispensable party, exclusive jurisdiction is vested in a court or forum other than the Court of Chancery or the Court of Chancery does not have subject matter jurisdiction. Any person or entity purchasing or otherwise acquiring any interest in shares of the Company’s capital stock will be deemed to have notice of, and consented to, the provisions of the Company’s Charter described in the preceding sentence. This exclusive forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that the stockholder finds favorable for disputes with the Company or its directors, officers or other employees, which may discourage such lawsuits against the Company and such persons. Alternatively, if a court were to find these provisions of the Company’s Charter inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, the Company may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect its business, financial condition or results of operations.

The Company’s Charter provides that the exclusive forum provision will be applicable to the fullest extent permitted by applicable law. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Accordingly, the Charter provides that the exclusive forum provision will not apply to suits brought to enforce any liability or duty created by the Exchange Act, the Securities Act or any other claim for which the federal courts have exclusive jurisdiction.

If the Company fails to maintain an effective system of internal controls, it may not be able to report accurately its financial results or prevent fraud. As a result, current and potential holders of the Company’s equity could lose confidence in its financial reporting, which would harm its business and cost of capital.

Effective internal controls are necessary for the Company to provide reliable financial reports, prevent fraud, and operate successfully as a public company. The Company cannot be certain that it will be able to maintain adequate controls over its financial processes and reporting in the future, or that it will be able to continue to comply with its obligations under Section 404 of the Sarbanes-Oxley Act of 2002. Any failure to maintain effective internal controls or to implement or improve the Company’s internal controls could harm its operating results or cause it to fail to meet its reporting obligations. Ineffective internal controls could also cause investors to lose confidence in the Company’s reported financial information, which would likely have a negative effect on the trading price of its equity interests.

If the performance of the Company does not meet the expectations of investors, stockholders, or financial analysts, the market price of the Company’s securities may decline.

The price of the Company’s securities could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond the Company’s control, and such fluctuations could contribute to the loss of all or part of a stockholder’s investment. Fluctuations or changes in the Company’s quarterly financial results, changes in or failure to meet market or financial analysts’ expectations about the Company, changes in laws and regulations, commencement of or involvement in litigation, changes in the Company’s capital structure and general economic and political conditions could materially and adversely affect a stockholder’s investment in the Company’s securities, and its securities may trade at prices significantly below the price paid for them. In such circumstances, the trading price of the Company’s securities may not recover and may experience a further decline.

Broad market and industry factors may materially harm the market price of the Company’s securities irrespective of the Company’s operating performance. The stock market in general has experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks and of the Company’s securities may not be predictable. A loss of investor confidence in the market for retail stocks or the stocks of other companies which investors perceive to be similar to the Company could depress the Company’s stock price regardless of its business, prospects, financial conditions or results of operations.

Although we do not currently avail ourselves of the “controlled company” exemption under the New York Stock Exchange (“NYSE”) corporate governance rules, we may elect to rely on such exemption in the future due to the concentration of voting power among entities controlled by Blackstone.

As of March 11, 2024, entities controlled by Blackstone held approximately 50.4% of the voting power of our outstanding Common Stock. A “controlled company” pursuant to the NYSE corporate governance rules is a company of which more than 50% of the voting power is held by an individual, group, or another company. Although we do not currently avail ourselves of such exemption, we may in the future rely on the “controlled company” exemptions under the NYSE corporate governance rules due to this concentration of voting power. As a controlled company, we are eligible, and could elect, not to comply with certain of the NYSE corporate governance standards. Such standards include the requirement that a majority of directors on our board of directors are independent directors, subject to certain phase-in periods, and the requirement that our compensation, nominating and governance committee consist entirely of independent directors. In such a case, if the interests of our stockholders differ from the group of stockholders holding a majority of the voting power, our stockholders would not have the same protection afforded to stockholders of companies that are subject to all of the NYSE corporate governance standards, and the ability of our independent directors to influence our business policies and corporate matters may be reduced.

Potential future sales pursuant to registration rights granted by the Company and under Rule 144 may depress the market price for our shares of Class A common stock.

The Company has granted a number of its stockholders, including Blackstone and I Squared Capital, registration rights with respect to their shares of Class A common stock, including shares of Class A common stock issuable upon redemption of Common Units. In addition, under Rule 144 under the Securities Act, a person who has satisfied a minimum holding period of between six months and one year and any other applicable requirements of Rule 144, may thereafter sell such shares in transactions exempt from registration. A significant number of our currently issued and outstanding shares of Class A common stock held by existing stockholders, including officers and directors and other principal stockholders are currently eligible for resale pursuant to and in accordance with the provisions of Rule 144. The possible future sale of our shares by our existing stockholders, pursuant to and in accordance with the provisions of Rule 144, may have a depressive effect on the price of our shares of Class A common stock in the applicable trading marketplace.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of shares of our Class A common stock by the selling stockholder pursuant to this prospectus supplement. In addition, we have agreed to pay certain expenses of the selling stockholder in connection with the sale of Class A common stock from time to time. Please read “Selling Stockholder.”

DIVIDEND POLICY

On January 24, 2024, the Company announced that its board of directors declared a quarterly cash dividend of $0.75 per share (or $3.00 per share on an annualized basis) for the fourth quarter ended December 31, 2023. The dividend was paid on March 7, 2024 to stockholders of record as of February 22, 2024. Future dividend payments will depend on our level of earnings, financial requirements and other factors and will be subject to approval by our board of directors and applicable law.

SELLING STOCKHOLDER

The following table sets forth (i) the name of the selling stockholder, (ii) the number of shares of Class A common stock beneficially owned by the selling stockholder, (iii) the number of shares to be offered by the selling stockholder pursuant to this prospectus supplement (assuming no exercise and full exercise of the underwriters’ option to purchase additional shares of our Class A common stock) and (iv) the number of shares beneficially owned by the selling stockholder assuming all of the shares offered by the selling stockholder are sold in this offering (assuming no exercise and full exercise of the underwriters’ option to purchase additional shares of our Class A common stock).

We have prepared the table and the related notes based on information supplied to us by the selling stockholder on or prior to March 11, 2024. We have not sought to verify such information. The number of shares of Class A common stock outstanding and the percentages of beneficial ownership provided in the table below are based on the beneficial ownership as of March 11, 2024 and are based on 59,635,172 shares of Class A common stock outstanding as of such date.

Beneficial ownership has been determined under rules promulgated by the SEC. The information does not necessarily indicate beneficial ownership for any other purpose. Shares of Class A common stock subject to currently exercisable and convertible securities currently convertible, or exercisable or convertible within 60 days after the date of this prospectus supplement, are deemed outstanding for purposes of computing the percentage beneficially owned by the person or entity holding such securities but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person or entity.

Selling stockholder	Shares Beneficially Owned Prior to this Offering	Number of Shares Offered Hereby	Number of Shares Offered Hereby (assuming full exercise of the underwriters’ option)	Shares Beneficially Owned After this Offering (1)	Shares Beneficially Owned After this Offering (assuming full exercise of the underwriters’ option) (1)	Percentage of Class A Common Stock Beneficially Owned
						Before Offering	After Offering (1)	After Offering (assuming full exercise of the underwriters’ option) (1)
Apache Midstream LLC	13,079,871	11,373,801	13,079,871	1,706,070	—	21.9%	2.9%	—%

(1)

Represents the number of shares of Class A common stock that will be beneficially owned by the selling stockholder after completion of this offering based on the assumptions that: (a) all shares offered by the selling stockholder are sold in this offering; and (b) no other shares of our Common Stock will be acquired prior to completion of this offering by the selling stockholder. The selling stockholder may sell all, some or none of the shares offered pursuant to this prospectus supplement and may sell other shares of our Common Stock that it may own pursuant to another registration statement under the Securities Act or sell some or all of its shares pursuant to an exemption from the registration requirements of the Securities Act, including under Rule 144 promulgated thereunder or any successor rule. To our knowledge, there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares that may be held by the selling stockholder after completion of this offering or otherwise.

DESCRIPTION OF CAPITAL STOCK

The following summary of the material terms of the Class A common stock is not intended to be a complete summary of the rights and preferences of such securities and is subject to and qualified by reference to our Charter and our Bylaws, and applicable Delaware law, including the DGCL. We urge you to read our Charter and our Bylaws in their entirety for a complete description of the rights and preferences of the Class A common stock.

Authorized Capital Stock

Our authorized capital stock consists of: (i) 1,500,000,000 shares of Class A common stock; (ii) 1,500,000,000 shares of Class C common stock; and (iii) 50,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Stock”).

Common Stock

Common stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders. Holders of Class A common stock and Class C common stock vote together as a single class on all matters submitted to a vote of the Company’s stockholders, except as required by law. Unless specified in our Charter or Bylaws, or as required by applicable provisions of the DGCL or applicable stock exchange rules, the affirmative vote of a majority of shares of Common Stock that are voted is required to approve any such matter voted on by our stockholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all the directors. Our stockholders are entitled to receive ratable dividends when, as and if declared by our board of directors out of funds legally available therefor.

In the event of a liquidation, dissolution, or winding up of the Company, our Class A stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the Common Stock. Our stockholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the Common Stock.

A holder of Class C common stock may transfer shares of Class C common stock to any transferee (other than us) only if, and only to the extent permitted by the Third Amended and Restated Limited Partnership Agreement of Kinetik Holdings LP (“Kinetik OpCo” and such agreement, the “Kinetik OpCo LPA”), such holder also simultaneously transfers an equal number of such holder’s common units representing limited partner interests in Kinetik OpCo to such transferee in compliance with the Kinetik OpCo LPA. In addition, the holders of Class C common stock, voting as a separate class, will be entitled to approve any amendment, alteration, or repeal of any provision of our Charter that would alter or change the powers, preferences or relative, participating, optional or other special rights of the Class C common stock. Holders of Class C common stock are not entitled to any dividends and are not entitled to receive any of our assets in the event of any voluntary or involuntary liquidation, dissolution, or winding up of our affairs.

Preferred Stock

Our Charter provides that up to 50,000,000 shares of Preferred Stock may be issued from time to time in one or more series. Our board of directors is authorized to fix the voting rights, if any, designations, powers, preferences, or relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our board of directors can, without stockholder approval, issue Preferred Stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the Common Stock and could have anti-takeover effects. The ability of our board of directors to issue Preferred Stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no Preferred Stock outstanding at the date hereof. Although we do not currently intend to issue any shares of Preferred Stock, we cannot assure you that we will not do so in the future.

Dividends

Holders of Class A common stock are entitled to receive ratable dividends when, as, and if declared by our board of directors out of funds legally available therefor. Holders of Class C common stock are not entitled to any dividends from the Company.

Listing

The Class A common stock is listed on The New York Stock Exchange under the trading symbol “KNTK.”

Certain Anti-Takeover Provisions of Delaware Law and our Charter and Bylaws

We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

•	a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);

•	an affiliate of an interested stockholder; or

•	an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 do not apply if:

•	our board of directors approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

•

after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

•

on or after the date of the transaction, the business combination is approved by our board of directors and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Our authorized but unissued Common Stock and Preferred Stock are available for future issuances without stockholder approval (including a specified future issuance) and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Common Stock and Preferred Stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Exclusive forum for certain lawsuits

Our Charter requires, to the fullest extent permitted by law, that derivative actions brought in our name, actions against directors, officers, and employees for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.

Special meeting of stockholders

Our Charter provides that at any time when any stockholder beneficially owns, in the aggregate, at least 10% in voting power of our Common Stock entitled to vote generally in the election of directors, special meetings of the stockholders for any purpose or purposes shall also be called by or at the direction of our board of directors or the Chairman of our board of directors at the request of such stockholder.

Action by written consent

Unless otherwise provided in the Charter, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to us in accordance with the DGCL.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the acquisition and holding of shares of Class A common stock by employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”) or employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA), non-U.S. plans (as described in Section 4(b)(4) of ERISA) or other plans that are not subject to the foregoing but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”).

This summary is based on the provisions of ERISA and the Code (and related regulations and administrative and judicial interpretations) as of the date of this prospectus supplement. This summary does not purport to be complete, and no assurance can be given that future legislation, court decisions, regulations, rulings or pronouncements will not significantly modify the requirements summarized below. Any of these changes may be retroactive and may thereby apply to transactions entered into prior to the date of their enactment or release. This discussion is general in nature and is not intended to be all inclusive, nor should it be construed as investment or legal advice.

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of an ERISA Plan or the management or disposition of the assets of an ERISA Plan, or who renders investment advice for a fee or other compensation to an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in shares of Class A common stock with a portion of the assets of any Plan, a fiduciary should consider the Plan’s particular circumstances and all of the facts and circumstances of the investment and determine whether the acquisition and holding of shares of Class A common stock is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code, or any Similar Law relating to the fiduciary’s duties to the Plan, including, without limitation:

•	whether the investment is prudent under Section 404(a)(1)(B) of ERISA and any other applicable Similar Laws;

•	whether, in making the investment, the ERISA Plan will satisfy the diversification requirements of Section 404(a)(1)(C) of ERISA and any other applicable Similar Laws;

•	whether the investment is permitted under the terms of the applicable documents governing the Plan;

•

whether the acquisition or holding of the shares of Class A common stock will constitute a “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code (please see the discussion under “—Prohibited Transaction Issues” below); and

•

whether the Plan will be considered to hold, as plan assets, (i) only shares of Class A common stock or (ii) an undivided interest in our underlying assets (please see the discussion under “—Plan Asset Issues” below).

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of shares of Class A common stock by an ERISA Plan with respect to which the issuer, the initial purchaser, or a guarantor is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption.

Because of the foregoing, shares of Class A common stock should not be acquired or held by any person investing “plan assets” of any Plan, unless such acquisition and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or a similar violation of any applicable Similar Laws.

Plan Asset Issues

Additionally, a fiduciary of a Plan should consider whether the Plan will, by investing in us, be deemed to own an undivided interest in our assets, with the result that we would become a fiduciary of the Plan and our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Code and any other applicable Similar Laws.

The Department of Labor (the “DOL”) regulations provide guidance with respect to whether the assets of an entity in which ERISA Plans acquire equity interests would be deemed “plan assets” under some circumstances. Under these regulations, an entity’s assets generally would not be considered to be “plan assets” if, among other things:

(a)

the equity interests acquired by ERISA Plans are “publicly offered securities” (as defined in the DOL regulations) i.e., the equity interests are part of a class of securities that is widely held by 100 or more investors independent of the issuer and each other, are freely transferable, and are either registered under certain provisions of the federal securities laws or sold to the ERISA Plan as part of a public offering under certain conditions;

(b)

the entity is an “operating company” (as defined in the DOL regulations) i.e., it is primarily engaged in the production or sale of a product or service, other than the investment of capital, either directly or through a majority-owned subsidiary or subsidiaries; or

(c)

there is no significant investment by “benefit plan investors” (as defined in the DOL regulations) i.e., immediately after the most recent acquisition by an ERISA Plan of any equity interest in the entity, less than 25% of the total value of each class of equity interest (disregarding certain interests held by persons (other than benefit plan investors) with discretionary authority or control over the assets of the entity or who provide investment advice for a fee (direct or indirect) with respect to such assets, and any affiliates thereof) is held by ERISA Plans, IRAs and certain other Plans (but not including governmental plans, foreign plans and certain church plans), and entities whose underlying assets are deemed to include plan assets by reason of a Plan’s investment in the entity.

Due to the complexity of these rules and the excise taxes, penalties and liabilities that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering acquiring and/or holding shares of our Class A common stock on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the acquisition and holding of shares of Class A common stock. Purchasers of shares of Class A common stock have the exclusive responsibility for ensuring that their acquisition and holding of shares of Class A common stock complies with the fiduciary responsibility rules of ERISA and does not violate the prohibited transaction rules of ERISA, the Code or applicable Similar Laws. The sale of shares of Class A common stock to a Plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by any such Plan or that such investment is appropriate for any such Plan.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES FOR NON-U.S. HOLDERS

The following is a summary of the material U.S. federal income tax consequences related to the purchase, ownership and disposition of our Class A common stock by a non-U.S. holder (as defined below) that holds our Class A common stock as a “capital asset” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment). This summary is based on the provisions of the Code, U.S. Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as in effect on the date hereof, and all of which are subject to change or differing interpretations, possibly with retroactive effect. We cannot assure you that a change in law will not significantly alter the tax considerations that we describe in this summary. We have not sought any ruling from the Internal Revenue Service (“IRS”) with respect to the statements made and the positions and conclusions described in the following summary, and there can be no assurance that the IRS or a court will agree with such statements, positions and conclusions.

This summary does not address all aspects of U.S. federal income taxation that may be relevant to non-U.S. holders in light of their personal circumstances. In addition, this summary does not address the impact of the Medicare surtax on certain net investment income, U.S. federal estate or gift tax laws, any U.S. state or local or non-U.S. tax laws or any tax treaties. This summary also does not address all U.S. federal income tax considerations that may be relevant to particular non-U.S. holders in light of their personal circumstances or that may be relevant to certain categories of investors that may be subject to special rules, such as:

•	banks, insurance companies, or other financial institutions;

•	tax-exempt or governmental organizations;

•	tax-qualified retirement plans;

•	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code (or any entities all of the interests of which are held by a qualified foreign pension fund);

•	dealers in securities or foreign currencies;

•	persons whose functional currency is not the U.S. dollar;

•	traders in securities that use the mark-to-market method of accounting for U.S. federal income tax purposes;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	entities or arrangements treated as partnerships or pass-through entities for U.S. federal income tax purposes or holders of interests therein;

•	persons deemed to sell our Class A common stock under the constructive sale provisions of the Code;

•	persons that acquired our Class A common stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

•

persons that hold our Class A common stock as part of a straddle, appreciated financial position, synthetic security, hedge, conversion transaction or other integrated investment or risk reduction transaction; and

•	certain former citizens or long-term residents of the United States.

PROSPECTIVE INVESTORS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS (INCLUDING ANY POTENTIAL FUTURE CHANGES THERETO) TO THEIR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF

OUR CLASS A COMMON STOCK ARISING UNDER ANY OTHER TAX LAWS, INCLUDING U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY U.S. STATE OR LOCAL OR NON-U.S. TAXING JURISDICTION, OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Non-U.S. Holder Defined

For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of our Class A common stock that is not for U.S. federal income tax purposes a partnership or any of the following:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust (i) the administration of which is subject to the primary supervision of a U.S. court and which has one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) who have the authority to control all substantial decisions of the trust, or (ii) which has made a valid election under applicable U.S. Treasury regulations to be treated as a United States person.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our Class A common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, we urge partners in partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes) considering the purchase of our Class A common stock to consult with their own tax advisors regarding the U.S. federal income tax considerations of the purchase, ownership and disposition of our Class A common stock by such partnership.

Distributions

Distributions of cash or other property on our Class A common stock, if any, will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed our current and accumulated earnings and profits, the distributions will be treated as a non-taxable return of capital to the extent of the non-U.S. holder’s tax basis in our Class A common stock and thereafter as capital gain from the sale or exchange of such Class A common stock. See “—Gain on Sale or Other Taxable Disposition of Class A Common Stock.” Subject to the withholding requirements under FATCA (as defined below) and with respect to effectively connected dividends, each of which is discussed below, any distribution made to a non-U.S. holder on our Class A common stock generally will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the distribution unless an applicable income tax treaty provides for a lower rate. To receive the benefit of a reduced treaty rate, a non-U.S. holder must provide the applicable withholding agent with an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) certifying qualification for the reduced rate.

Dividends paid to a non-U.S. holder that are effectively connected with a trade or business conducted by the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, are treated as attributable to a permanent establishment maintained by the non-U.S. holder in the United States) generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons. Such effectively connected dividends will not be subject to U.S. withholding tax if the non-U.S. holder satisfies certain certification requirements by providing the applicable withholding agent with a properly executed IRS Form W-8ECI certifying eligibility for exemption. If the non-U.S. holder is a corporation for U.S. federal income tax purposes, it may also be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty) on its effectively connected earnings and profits (as adjusted for certain items), which will include effectively connected dividends.

Gain on Sale or Other Taxable Disposition of Class A Common Stock

Subject to the discussion below under “—Backup Withholding and Information Reporting,” a non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on any gain realized upon the sale or other taxable disposition of our Class A common stock unless:

•

the non-U.S. holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met;

•

the gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States); or

•

our Class A common stock constitutes a United States real property interest by reason of our status as a United States real property holding corporation (“USRPHC”) for U.S. federal income tax purposes and as a result such gain is treated as effectively connected with a trade or business conducted by the non-U.S. holder in the United States.

A non-U.S. holder described in the first bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as specified by an applicable income tax treaty) on the amount of such gain, which generally may be offset by U.S. source capital losses provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

A non-U.S. holder whose gain is described in the second bullet point above or, subject to the exceptions described in the next paragraph, the third bullet point above, generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons. If the non-U.S. holder is a corporation for U.S. federal income tax purposes whose gain is described in the second bullet point above, then such gain would also be included in its effectively connected earnings and profits (as adjusted for certain items), which may be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty).

Generally, a corporation is a USRPHC if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. We believe that we currently are, and expect to remain for the foreseeable future, a USRPHC for U.S. federal income tax purposes. However, as long as our Class A common stock continues to be “regularly traded on an established securities market” (within the meaning of the U.S. Treasury regulations), only a non-U.S. holder that actually or constructively owns, or owned at any time during the shorter of the five-year period ending on the date of the disposition or the non-U.S. holder’s holding period for the Class A common stock, more than 5% of our Class A common stock will be treated as disposing of a United States real property interest and will be taxable on gain realized on the disposition of our Class A common stock as a result of our status as a USRPHC. If our Class A common stock were not considered to be regularly traded on an established securities market, each non-U.S. holder (regardless of the percentage of stock owned) would be treated as disposing of a United States real property interest and would be subject to U.S. federal income tax on a taxable disposition of our Class A common stock (as described in the preceding paragraph), and a 15% withholding tax would apply to the gross proceeds from such disposition.

Non-U.S. holders should consult with their own tax advisors with respect to the application of the foregoing rules to their ownership and disposition of our Class A common stock, including regarding potentially applicable income tax treaties that may provide for different rules.

Backup Withholding and Information Reporting

Any distributions paid to a non-U.S. holder must be reported annually to the IRS and to the non-U.S. holder. Copies of these information returns may be made available to the tax authorities in the country in which the

non-U.S. holder resides or is established. Payments of dividends to a non-U.S. holder generally will not be subject to backup withholding if the non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form).

Payments of the proceeds from a sale or other disposition by a non-U.S. holder of our Class A common stock effected by or through a U.S. office of a broker generally will be subject to information reporting and backup withholding (at the applicable rate) unless the non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) and certain other conditions are met. Information reporting and backup withholding generally will not apply to any payment of the proceeds from a sale or other disposition of our Class A common stock effected outside the United States by a non-U.S. office of a broker. However, unless such broker has documentary evidence in its records that the non-U.S. holder is not a United States person and certain other conditions are met, or the non-U.S. holder otherwise establishes an exemption, information reporting will apply to a payment of the proceeds of the disposition of our Class A common stock effected outside the United States by such a broker if it has certain relationships within the United States.

Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability (if any) of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is timely furnished to the IRS.

Additional Withholding Requirements under FATCA

Sections 1471 through 1474 of the Code, and the U.S. Treasury regulations and administrative guidance issued thereunder (“FATCA”), impose a 30% withholding tax on any dividends on our Class A common stock and, subject to the proposed U.S. Treasury regulations discussed below, on proceeds from sales or other dispositions of shares of our Class A common stock, if paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code) (including, in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary), unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are non-U.S. entities with U.S. owners), (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any “substantial United States owners” (as defined in the Code) or provides the applicable withholding agent with a certification identifying the direct and indirect substantial United States owners of the entity (in either case, generally on an IRS Form W-8BEN-E), or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation (such as an IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these rules may be subject to different rules. Under certain circumstances, a holder might be eligible for refunds or credits of such taxes. While gross proceeds from a sale or other disposition of our Class A common stock paid after January 1, 2019, would have originally been subject to withholding under FATCA, proposed U.S. Treasury regulations provide that such payments of gross proceeds do not constitute withholdable payments. Taxpayers may generally rely on these proposed U.S. Treasury regulations until they are revoked or final U.S. Treasury regulations are issued. Non-U.S. holders are encouraged to consult with their own tax advisors regarding the effects of FATCA on an investment in our Class A common stock.

INVESTORS CONSIDERING THE PURCHASE OF OUR CLASS A COMMON STOCK SHOULD CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS (INCLUDING ANY POTENTIAL FUTURE CHANGES THERETO) TO THEIR PARTICULAR SITUATIONS AND THE APPLICABILITY AND EFFECT OF ANY OTHER TAX LAWS, INCLUDING U.S. FEDERAL ESTATE AND GIFT TAX LAWS AND ANY U.S. STATE OR LOCAL OR NON-U.S. TAX LAWS, AND TAX TREATIES.

UNDERWRITING

Goldman Sachs & Co. LLC is acting as representative (in such capacity, the “Representative”) of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among the Representative, the selling stockholder and the Company, the selling stockholder has agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from the selling stockholder, the number of shares of Class A common stock set forth opposite its name below.

Underwriter	Number of Shares
Goldman Sachs & Co. LLC
BofA Securities, Inc.
J.P. Morgan Securities LLC
Mizuho Securities USA LLC

Total	11,373,801

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

We and the selling stockholder have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part. Our Chief Executive Officer has provided an indication of interest in purchasing up to an aggregate of     shares of Class A common stock from the underwriters at the public offering price. The number of our shares of Class A common stock available for sale to the general public will be reduced to the extent our Chief Executive Officer purchases such shares of Class A common stock. Our Chief Executive Officer has provided an indication of interest only and is not obligated to purchase any of our shares of Class A common stock in this offering. The underwriters will receive the same discount on shares of Class A common stock purchased by our Chief Executive Officer as they will from any other shares of Class A common stock sold to the public in this offering.

Commissions and Discounts

The Representative has advised us and the selling stockholder that the underwriters propose initially to offer the shares to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $     per share. After the initial offering, the public offering price, concession or any other term of the offering may be changed. Sales of any shares made outside the United States may be made by affiliates of the underwriters.

The following table shows the public offering price, underwriting discount and proceeds before expenses to the selling stockholder. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional shares.

	Per Share	Without Option	With Option
Public offering price	$	$	$
Underwriting discount	$	$	$
Proceeds, before expenses, to the selling stockholder	$	$	$

The expenses of the offering, not including the underwriting discount, are estimated at $     and are payable by us and the selling stockholder. We have also agreed to reimburse the underwriters for certain of their expenses in an amount up to $40,000.

Option to Purchase Additional Shares

The selling stockholder has granted an option to the underwriters, exercisable for 30 days after the date of this prospectus supplement, to purchase up to 1,706,070 additional shares at the public offering price, less the underwriting discount. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares proportionate to that underwriter’s initial amount reflected in the above table.

No Sales of Similar Securities

The selling stockholder, our other significant stockholders and our executive officers have agreed for 60 days after the date of this prospectus, and we have agreed for 30 days after the date of this prospectus, not to sell or transfer any Class A common stock or securities convertible into, exchangeable for, exercisable for, or repayable with Class A common stock without first obtaining the written consent of any three of the following four underwriters: Goldman Sachs & Co. LLC, BofA Securities, Inc., J.P. Morgan Securities LLC and Mizuho Securities USA LLC. Specifically, we and these other persons have agreed, with certain exceptions, not to directly or indirectly

•	offer, pledge, sell or contract to sell any Class A common stock,

•	sell any option or contract to purchase any Class A common stock,

•	purchase any option or contract to sell any Class A common stock,

•	grant any option, right or warrant for the sale of any Class A common stock,

•	transfer or otherwise dispose of any Class A common stock,

•	file or cause to be filed a registration statement related to the Class A common stock;

•

enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any Class A common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise, or

•	publicly announce an intention to do any of the foregoing.

This lock-up provision applies to Class A common stock and to securities convertible into or exchangeable or exercisable for or repayable with Class A common stock. It also applies to Class A common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

The lock-up restrictions agreed to by us shall not apply to (i) any shares of Class A common stock issued by us upon the exercise of an option or warrant or the conversion of a security outstanding on the date hereof, (ii) any shares of Class A common stock issued or options to purchase Class A common stock granted pursuant to our existing employee benefit plans, (iii) any shares of Class A common stock issued pursuant to any non-employee director stock plan or dividend reinvestment plan, (iv) entry into agreements to issue (but not the actual issuance of) up to 10% of the outstanding Class A common stock, or securities convertible into, exercisable for, or which are otherwise exchangeable for Class A common stock, in acquisitions or other similar strategic transactions, (v) any shares of Class A common stock issued pursuant to any dividend reinvestment plan and (vi) the filing by us of a registration statement on Form S-3 related to any dividend reinvestment plan.

The lock-up agreements entered into by the selling stockholder, our other significant stockholders and our executive officers are subject to certain exceptions, in particular (i) transfers as a bona fide gift or gifts; (ii) transfers to any trust for the direct or indirect benefit of the lock-up party or the immediate family of the lock-up party; (iii) a distribution to members, limited partners or stockholders of the lock-up party; (iv) transfers to the lock-up party’s affiliates or to any investment fund or other entity controlled or managed by the lock-up party; (v) the exercise of warrants or the exercise of stock options granted pursuant to the Company’s stock option/incentive plans or otherwise outstanding on the date thereof; provided, that the restrictions shall apply to shares of Common Stock issued upon such exercise or conversion; (vi) the establishment of any contract, instruction or plan that satisfies all of the requirements of Rule 10b5-1 under the Exchange Act; (vii) transfers to any of a lock-up party’s direct or indirect subsidiaries or by dividend or other distribution in respect of capital to its direct or indirect equity owners; (viii) pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction in each case made to all holders of shares of the Common Stock involving a change of control; or (ix) with respect to certain of our stockholders, the pledge, hypothecation or other granting of a security interest in shares of Common Stock or securities convertible into or exchangeable for Common Stock to lending institutions as collateral or security for any loan, advance or extension of credit and any transfer upon foreclosure upon such shares or such securities. Additionally, our executive officers (excluding Mr. Jamie Welch, our President and Chief Executive Officer) may sell or transfer an aggregate of 125,000 shares of Class A common stock.

Any three of Goldman Sachs & Co. LLC, BofA Securities, Inc., J.P. Morgan Securities LLC and Mizuho Securities USA LLC, in their sole discretion, may release the securities subject to any of the lock-up agreements with the underwriters described above, in whole or in part at any time.

New York Stock Exchange Listing

Our Class A common stock is listed on the NYSE under the symbol “KNTK.”

Price Stabilization, Short Positions

Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our Class A common stock. However, the Representative may engage in transactions that stabilize the price of the Class A common stock, such as bids or purchases to peg, fix or maintain that price.

In connection with the offering, the underwriters may purchase and sell our Class A common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares described above. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option granted to them. “Naked” short sales are sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our Class A common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of Class A common stock made by the underwriters in the open market prior to the completion of the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our Class A common stock or preventing or retarding a decline in the market price of our Class A common stock. As a result, the price of our Class A common stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on NYSE, in the over-the-counter market or otherwise.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our Class A common stock. In addition, neither we nor any of the underwriters make any representation that the Representative will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Distribution

In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates or the selling stockholder or its affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. In particular, affiliates of certain of the underwriters act as lenders, agents, and/or managers in connection with our revolving credit facility and the debt facilities of affiliates of the selling stockholder.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

European Economic Area

In relation to each Member State of the European Economic Area (each a “Relevant State”), no shares have been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that offers of shares may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:

a.	to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

b.

to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the underwriters for any such offer; or

c.

in any other circumstances falling within Article 1(4) of the Prospectus Regulation, provided that no such offer of shares shall require the Company or any underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

Each person in a Relevant State who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with the Company and the underwriters that it is a qualified investor within the meaning of the Prospectus Regulation.

In the case of any shares being offered to a financial intermediary as that term is used in Article 5(1) of the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer to the public other than their offer or resale in a Relevant State to qualified investors, in circumstances in which the prior consent of the underwriters has been obtained to each such proposed offer or resale.

The Company, the underwriters and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

The above selling restriction is in addition to any other selling restrictions set out below.

In connection with the offering, the underwriters are not acting for anyone other than the issuer and will not be responsible to anyone other than the issuer for providing the protections afforded to their clients nor for providing advice in relation to the offering.

Notice to Prospective Investors in the United Kingdom

This document is for distribution only to persons who (i) have professional experience in matters relating to investments and who qualify as investment professionals within the meaning of Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This document is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.

Notice to Prospective Investors in Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The shares to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the shares may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in Hong Kong

The shares of our Common Stock have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares of our Common Stock has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the shares of our Common Stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Japan

The shares of our Common Stock have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, the shares of our Common Stock were not offered or sold or caused to be made the subject of an invitation for subscription or purchase and will not be offered or sold or caused to be made the subject of an invitation for subscription or purchase, and this prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares of our Common Stock, has not been circulated or distributed, nor will it be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares of our Common Stock are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares of our Common Stock pursuant to an offer made under Section 275 of the SFA except:

(a)	to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(b)	where no consideration is or will be given for the transfer;

(c)	where the transfer is by operation of law; or

(d)	as specified in Section 276(7) of the SFA.

Singapore’s Securities and Futures Act Product Classification—Solely for the purposes of its obligations pursuant to Sections 309B(1)(a) and 309B(1)(c) of the SFA, the Company has determined, and hereby notifies all relevant persons (as defined in Section 309A of the SFA) that the shares of our Common Stock are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and “Excluded Investment Products” (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Notice to Prospective Investors in Canada

The shares of our Common Stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or

subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares of our Common Stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

LEGAL MATTERS

The validity of shares of our Class A common stock offered in this prospectus supplement will be passed upon for us by Vinson & Elkins L.L.P., Houston, Texas. Certain legal matters in connection with the offering of our Class A common stock made by this prospectus supplement will be passed upon for the selling stockholder by Bracewell LLP, Houston, Texas. Certain legal matters in connection with the offering of our Class A common stock made by this prospectus supplement will be passed upon for the underwriters by Latham & Watkins LLP, Houston, Texas.

EXPERTS

The consolidated financial statements of Kinetik Holdings Inc. as of December 31, 2023 and 2022, and for each of the years in the three-year period ended December 31, 2023, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2023, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The financial statements of Permian Highway Pipeline LLC as of December 31, 2023 and for the year ended December 31, 2023, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The financial statements of Permian Highway Pipeline LLC as of and for the year ended December 31, 2022 incorporated by reference in this Prospectus have been so incorporated in reliance on the report BDO USA, LLP (n/k/a BDO USA, P.C.), independent auditors, given on the authority of said firm as experts in auditing and accounting.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we have filed with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus supplement by referring you to other documents filed separately with the SEC. The information incorporated by reference is an important part of this prospectus supplement. Information that we later provide to the SEC, and which is deemed to be “filed” with the SEC, will automatically update information previously filed with the SEC, and may replace information in this prospectus supplement and information previously filed with the SEC. You should not assume that the information contained in the documents incorporated by reference in this prospectus supplement is accurate as of any date other than the respective dates of those documents.

We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, from the date of this prospectus supplement until the termination of each offering under this prospectus supplement (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K):

•	the Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed by Kinetik Holdings Inc. (SEC File No. 001-38048) on March 5, 2024;

•

the portions of the definitive proxy statement on Schedule 14A, filed by Kinetik Holdings Inc. (SEC File No. 001-38048) on April 21, 2023, incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2022;

•	the Current Reports on Form 8-K, filed by Kinetik Holdings Inc. (SEC File No. 001-38048) on February 6, 2024 and March 5, 2024, 2024; and

•

the description of our Class  A common stock as set forth in our Registration Statement on Form 8-A, filed with the SEC on October 11, 2022, pursuant to Section  12(b) of the Exchange Act, including any subsequent amendments or reports filed for the purpose of updating such description, including Exhibit 4.1 to our Annual Report on Form 10-K for the year ended December 31, 2023.

These reports contain important information about us, our financial condition and our results of operations.

These documents can be accessed free of charge on our website at www.kinetik.com. Information on our website is not incorporated by reference in this prospectus supplement. You may request a copy of any document incorporated by reference in this prospectus supplement, including the exhibits thereto, at no cost, by writing or telephoning us at the following address or telephone number:

Kinetik Holdings Inc.

2700 Post Oak Blvd., Suite 300

Houston, TX 77056

Phone: 713-621-7330

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-3 relating to the shares of Class A common stock offered by this prospectus supplement. This prospectus supplement and the accompanying prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement. For further information regarding us and the shares of Class A common stock offered by this prospectus supplement, we refer you to the omitted information.

The SEC maintains a website at http://www.sec.gov that contains reports, information statements and other information regarding issuers that file electronically with the SEC. Our registration statement, of which this prospectus supplement constitutes a part, can be downloaded from the SEC’s website. Our website is located at https://www.kinetik.com. We make our periodic reports and other information filed with or furnished to the SEC available, free of charge, through our website, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference into, and does not constitute a part of, this prospectus supplement and the accompanying prospectus.

GLOSSARY OF OIL AND NATURAL GAS TERMS

The following are abbreviations and definitions of certain terms used in this prospectus supplement and certain terms which are commonly used in the exploration, production, and midstream sectors of the oil and natural gas industry:

•	Bcf. One billion cubic feet

•	Bcf/d. One Bcf per day

•

Field. An area consisting of a single reservoir or multiple reservoirs all grouped on, or related to, the same individual geological structural feature or stratigraphic condition. The field name refers to the surface area, although it may refer to both the surface and the underground productive formations

•	GAAP. United States Generally Accepted Accounting Principles

•	MBbl. One thousand barrels of crude oil, condensate or NGLs

•	MBbl/d. One MBbl per day

•	Mcf. One thousand cubic feet of natural gas

•	Mcf/d. One Mcf per day

•	MMcf. One million cubic feet of natural gas

•	MMcf/d. One MMcf per day

•	NGLs. Natural gas liquids. Hydrocarbons found in natural gas, which may be extracted as liquefied petroleum gas and natural gasoline

•	Throughput. The volume of crude oil, natural gas, NGLs, water and refined petroleum products transported or passing through a pipeline, plant, terminal or other facility during a particular period

•	SEC. United States Securities and Exchange Commission

PROSPECTUS

Kinetik Holdings Inc.

13,079,871 Shares of Class A common stock

This prospectus relates to the offer and sale by the selling stockholder named herein of 13,079,871 shares of Class A common stock.

These shares of Class A common stock may be offered and sold by the selling stockholder named in this prospectus or in any supplement to this prospectus from time to time in accordance with the provisions set forth under “Plan of Distribution.”

The selling stockholder may sell the shares of Class A common stock offered by this prospectus from time to time on any exchange on which the shares of Class A common stock are listed on terms to be negotiated with buyers. The selling stockholder may also sell the shares of Class A common stock in private sales or through dealers or agents. The selling stockholder may sell the shares of Class A common stock at prevailing market prices or at prices negotiated with buyers. The selling stockholder will be responsible for any commissions due to brokers, dealers or agents. We will be responsible for all other offering expenses. We will not receive any of the proceeds from the sale by the selling stockholder of the shares of Class A common stock offered by this prospectus.

We are filing this prospectus pursuant to our Second Amended and Restated Registration Rights Agreement, dated February 22, 2022 (the “Registration Rights Agreement”), by and among us and the stockholders named on the signature pages thereto.

Our Class A common stock is traded on the New York Stock Exchange (the “NYSE”) under the symbol “KNTK.” The last reported closing sales price of our Class A common stock as reported on the NYSE on March 12, 2024 was $36.47 per share.

Our principal executive offices are located at 2700 Post Oak Boulevard, Suite 300, Houston, Texas 77056, and our telephone number at that address is (713) 621-7330.

You should read carefully this prospectus, the documents incorporated by reference in this prospectus and any prospectus supplement before you invest. See “Risk Factors” beginning on page 7 of this prospectus for information on certain risks related to the purchase of our securities.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 13, 2024.

You should rely only on the information contained in this prospectus, any prospectus supplement and the documents we have incorporated by reference. We have not authorized any dealer, salesperson or other person to provide you with additional or different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus and any prospectus supplement are not an offer to sell or a solicitation of an offer to buy any securities other than the securities to which they relate and are not an offer to sell or a solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the SEC using a “shelf” registration process. Under this shelf registration process, the selling stockholder may use this prospectus to offer and sell up to an aggregate of 13,079,871 shares of our Class A common stock from time to time. This prospectus generally describes Kinetik Holdings Inc. (the “Company,” “we,” “our” or “us”) and the Class A common stock that our selling stockholder may offer. The selling stockholder will deliver a prospectus supplement with this prospectus, to the extent appropriate, to update the information contained in this prospectus. We urge you to carefully read this prospectus, any applicable prospectus supplement, together with the information incorporated herein by reference as described under the heading “Incorporation of Certain Documents by Reference,” before buying any of the securities being offered. The selling stockholder may sell its shares of Class A common stock through any means described below under the heading “Plan of Distribution”.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading “Available Information.”

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we have filed with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to other documents filed separately with the SEC. The information incorporated by reference is an important part of this prospectus. Information that we later provide to the SEC, and which is deemed to be “filed” with the SEC, will automatically update information previously filed with the SEC, and may replace information in this prospectus and information previously filed with the SEC. You should not assume that the information contained in the documents incorporated by reference in this prospectus or any supplement thereto is accurate as of any date other than the respective dates of those documents. In other words, in the case of a conflict or inconsistency between information set forth in this prospectus and information that we file later and incorporate by reference into this prospectus, you should rely on the information contained in the document that was filed later.

We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), from the date of this prospectus until the termination of each offering under this prospectus (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K):

•	Our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on March 5, 2024.

•

The portions of our definitive proxy statement on Schedule 14A, filed with the SEC on April 21, 2023, incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2022;

•

Our Current Reports on Form 8-K filed with the SEC on February 6, 2024 and March 5, 2024 (in each case, other than documents or information that is furnished and deemed not to have been filed as indicated therein).

•

The description of our Class  A common stock as set forth in our Registration Statement on Form 8-A, filed with the SEC on October 11, 2022, pursuant to Section  12(b) of the Exchange Act, including any subsequent amendments or reports filed for the purpose of updating such description, including Exhibit 4.1 to our Annual Report on Form 10-K for the year ended December 31, 2023.

These reports contain important information about us, our financial condition and our results of operations.

These documents can be accessed free of charge on our website at www.kinetik.com. Information on our website is not incorporated by reference into this prospectus. You may request a copy of any document incorporated by reference in this prospectus, including the exhibits thereto, at no cost, by writing or telephoning us at the following address or telephone number:

Kinetik Holdings Inc.

2700 Post Oak Boulevard, Suite 300

Houston, Texas 77056

Phone: (713) 621-7330

AVAILABLE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. Our filings with the SEC are also available to the public from commercial document retrieval services and at the SEC’s website at www.sec.gov.

We also make available free of charge on our website at www.kinetik.com all of the documents that we file with the SEC as soon as reasonably practicable after we electronically file such material with the SEC. Information contained on our website is not incorporated by reference into this prospectus.

This prospectus is part of a registration statement that we have filed with the SEC relating to the securities to be offered. This prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules in accordance with the rules and regulations of the SEC, and we refer you to the omitted information. The statements this prospectus makes pertaining to the content of any contract, agreement or other document that is an exhibit to the registration statement necessarily are summaries of their material provisions and do not describe all exceptions and qualifications contained in those contracts, agreements or documents. You should read those contracts, agreements or documents for information that may be important to you. The registration statement, exhibits and schedules are available through the SEC’s website.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The information in this prospectus and the documents incorporated by reference herein contain various statements, including those that express belief, expectation or intention, as well as those that are not statements of historic fact, that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act.

All statements other than statements of historical fact included or incorporated by reference in this prospectus, including, without limitation, statements regarding our future financial position, business strategy, budgets, projected revenues, projected costs and plans, and objectives of management for future operations, are forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “could,” “expect,” “intend,” “project,” “estimate,” “anticipate,” “plan,” “believe,” “continue,” “seek,” “guidance,” “might,” “outlook,” “possibly,” “potential,” “prospect,” “should,” “would,” or similar terminology, but the absence of these words does not mean that a statement is not forward looking. Although we believe that the expectations reflected in such forward-looking statements are reasonable under the circumstances, we can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from our expectations include, but are not limited to, assumptions about:

•	the market prices of oil, natural gas, natural gas liquids (“NGLs”), and other products or services;

•

competition from other pipelines, terminals or other forms of transportation and competition from other service providers for gathering system capacity and availability; production rates, throughput volumes, reserve levels, and development success of dedicated oil and gas fields;

•	our future financial condition, results of operations, liquidity, compliance with debt covenants and competitive position;

•	our future revenues, cash flows, and expenses;

•	our access to capital and our anticipated liquidity;

•	our future business strategy and other plans and objectives for future operations;

•	the amount, nature, and timing of our future capital expenditures, including future development costs;

•	the risks associated with potential acquisitions, divestitures, new joint ventures or other strategic opportunities;

•	the recruitment and retention of our officers and personnel;

•	the likelihood of success of and impact of litigation and other proceedings, including regulatory proceedings;

•	our assessment of our counterparty risk and the ability of our counterparties to perform their future obligations;

•	the impact of federal, state, and local political, regulatory, and environmental developments where we conduct our business operations;

•	the occurrence of an extreme weather event, terrorist attack or other event that materially impacts project construction and our operations, including cyber or other operational electronic systems;

•	our ability to successfully implement, execute and achieve our sustainability goals and initiatives;

•	our ability to successfully implement our stock repurchase program;

•

our ability to integrate operations or realize any anticipated benefits, savings or growth of the Transaction (as defined in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023);

•

general economic and political conditions, including the armed conflicts in Ukraine, Israel and the Gaza Strip and the Red Sea, epidemics or pandemics and actions taken by third parties in response to such epidemics or pandemics, the impact of continued inflation, central bank policy actions, bank failures and associated liquidity risks; and

•

other factors disclosed under “Risk Factors” in this prospectus and under “Risk Factors” and “Forward-Looking Statements and Risk” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023.

We expressly qualify in their entirety all forward-looking statements attributable to us or any person acting on our behalf by the cautionary statements contained or referred to in this section.

These risks and uncertainties are not exhaustive. Other sections of this prospectus describe additional factors that could adversely affect our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible to predict all risks and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. We are under no duty to update any of these forward-looking statements after the date of this prospectus to conform our prior statements to actual results or revised expectations, and we do not intend to do so.

ABOUT US

In this prospectus, unless the context indicates otherwise, when we refer to “we,” “us,” “our,” and “the Company,” we are describing Kinetik Holdings Inc. and its wholly owned subsidiaries on a consolidated basis.

Overview

We are an integrated midstream energy company in the Permian Basin providing comprehensive gathering, transportation, compression, processing and treating services. Our core capabilities include a variety of service offerings including natural gas gathering, transportation, compression, treating and processing; NGLs stabilization and transportation; produced water gathering and disposal; and crude oil gathering, stabilization, storage and transportation. We have approximately 2.0 billion cubic feet per day cryogenic natural gas processing capacity strategically located near the Waha Hub in West Texas. As measured by processing capacity, we are the third largest natural gas processor in the Delaware Basin and fourth largest across the entire Permian Basin. In addition, we have equity interests in four long-term contracted pipelines transporting natural gas, NGLs, and crude oil from the Permian Basin to the Gulf Coast.. For additional information about our company, please read the documents listed under “Incorporation of Certain Documents by Reference.”

Company Information

The Company is a holding company, whose only significant assets are ownership of the non-economic general partner interest and an approximate 38% limited partner interest in Kinetik Holdings LP (“Kinetik OpCo”). As the owner of the non-economic general partner interest in Kinetik OpCo, the Company is responsible for all operational, management and administrative decisions related to and consolidates the results of Kinetik OpCo and its subsidiaries. The Company also owns equity interests in four Permian Basin pipelines that have access to various points along the U.S. Gulf Coast.

We are a Delaware corporation. Our principal executive offices are located at 2700 Post Oak Boulevard, Suite 300, Houston, Texas 77056, and our telephone number at that address is (713) 621-7330. Our website address is www.kinetik.com. Information contained on our website does not constitute part of this prospectus.

As used in this prospectus, the “Company,” “we,” “our,” “us” or like terms mean Kinetik Holdings Inc. and its consolidated subsidiaries unless we state otherwise or the context otherwise requires.

RISK FACTORS

An investment in our securities involves a significant degree of risk. Before you invest in our securities you should carefully consider those risk factors described under, but not limited to, the heading “Risk Factors” in our most recent Annual Report on Form 10-K, any subsequently filed Quarterly Reports on Form 10-Q and any subsequently filed Current Reports on Form 8-K (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K), which are incorporated herein by reference, and those risk factors that may be included in any applicable prospectus supplement, together with all of the other information included in this prospectus, any prospectus supplement and the documents we incorporate by reference, in evaluating an investment in our securities. If any of these risks were actually to occur, our business, financial condition or results of operations could be materially adversely affected. Additional risks not presently known to us or that we currently believe are immaterial may also significantly impair our business operations and financial condition. Please read “Cautionary Statement Regarding Forward-Looking Statements.”

USE OF PROCEEDS

We will not receive any proceeds from the sale of the Class A common stock offered under this prospectus. Any proceeds from the sale of Class A common stock under this prospectus will be received by the selling stockholder. We will pay all expenses related to this offering, other than underwriting discounts and commissions related to the shares sold by the selling stockholder.

SELLING STOCKHOLDER

The selling stockholder named below may offer and sell from time to time in the future up to an aggregate of 13,079,871 shares of our Class A common stock, par value $0.0001 per share. The term “selling stockholder” includes the stockholder listed in the table below and its transferees, pledgees, donees, assignees or other successors.

We are filing this prospectus pursuant to the Registration Rights Agreement.

Pursuant to the Registration Rights Agreement, we will pay all expenses relating to the offering of these shares, except that the selling stockholder will pay any underwriting discounts or commissions. See “Description of Capital Stock—Registration Rights Agreement.” We will indemnify the selling stockholder against liabilities, including liabilities under the Securities Act. We may be indemnified by the selling stockholder against civil liabilities, including liabilities under the Securities Act, which may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus.

The following table sets forth information as of March 11, 2024 regarding the beneficial ownership of shares of our Class A common stock held by the selling stockholder and the number of shares of our Class A common stock that may from time to time be offered or sold pursuant to this prospectus.

Information concerning the selling stockholder may change from time to time and any changed information will be set forth in supplements to this prospectus, if and when necessary. The selling stockholder may offer all, some or none of its shares of Class A common stock. We cannot advise you as to whether the selling stockholder will in fact sell any or all of such shares of Class A common stock. In addition, the selling stockholder listed in the table below may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, shares of our Class A common stock in transactions exempt from the registration requirements of the Securities Act after the date on which it provided the information set forth in the table below.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. As of March 11, 2024, we had 59,635,172 shares of Class A common stock outstanding. The information regarding shares beneficially owned after the offering assumes the sale of all shares offered by the selling stockholder and that the selling stockholder does not acquire any additional shares. Information in the table below is based on information filed with the SEC or obtained from the selling stockholder named below.

Name of Selling Stockholder	Shares of Class A Common Stock Beneficially Owned Prior to this Offering	Number of Shares of Class A Common Stock Being Sold (Assuming All Shares Registered Hereunder Are Sold)	Shares of Class A Common Stock Beneficially Owned After this Offering	Percentage of Class A Common Stock Beneficially Owned
				Before Offering	After Offering (Assuming All Shares Registered Hereunder Are Sold)
Apache Midstream LLC (1)	13,079,871	13,079,871	—	21.9%	—%

(1)

Apache Midstream LLC is the record holder of the shares reported herein. Apache Midstream LLC is a wholly owned subsidiary of APA Corporation, which has voting and investment discretion with respect to the voting common stock held of record by Apache Midstream LLC. The business address of each of these entities is 2000 Post Oak Boulevard, Suite 100, Houston, Texas 77056.

Material Relationships with the Selling Stockholder

Our material relationships with the selling stockholder and its affiliates are set forth in “Transactions Entered Into in Connection With the Transactions” in our definitive proxy statement on Schedule 14A filed April 21, 2023, which is incorporated herein by reference.

Any applicable prospectus supplement, amendment or other permissible disclosure document will also disclose whether the selling stockholder has held any position or office with, has been employed by or otherwise has had a material relationship with us during the three years prior to the date of the prospectus supplement.

DESCRIPTION OF CAPITAL STOCK

The following summary of certain material provisions of our securities does not purport to be complete. You should refer to our Third Amended and Restated Certificate of Incorporation, as amended (our “Charter”), and our Amended and Restated Bylaws (“Bylaws”), which are included as exhibits to the registration statement of which this prospectus forms a part. The summary below is also qualified by reference to the provisions of the Delaware General Corporation Law (“DGCL”).

Authorized Capital Stock

Our authorized capital stock consists of: (i) 1,500,000,000 shares of Class A common stock; (ii) 1,500,000,000 shares of Class C common stock, par value $0.0001 per share (“Class C common stock” and, together with the Class A common stock, “Common Stock”); and (iii) 50,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Stock”).

Common Stock

Common stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders. Holders of Class A common stock and Class C common stock vote together as a single class on all matters submitted to a vote of the Company’s stockholders, except as required by law. Unless specified in our Charter or Bylaws, or as required by applicable provisions of the DGCL or applicable stock exchange rules, the affirmative vote of a majority of shares of Common Stock that are voted is required to approve any such matter voted on by our stockholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all the directors. Our stockholders are entitled to receive ratable dividends when, as and if declared by our board of directors out of funds legally available therefor.

In the event of a liquidation, dissolution, or winding up of the Company, our class A stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the Common Stock. Our stockholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the Common Stock.

A holder of Class C common stock may transfer shares of Class C common stock to any transferee (other than us) only if, and only to the extent permitted by the Third Amended and Restated Limited Partnership Agreement of Kinetik OpCo (the “Kinetik OpCo LPA”), such holder also simultaneously transfers an equal number of such holder’s common units representing limited partner interests in Kinetik OpCo to such transferee in compliance with the Kinetik OpCo LPA. In addition, the holders of Class C common stock, voting as a separate class, will be entitled to approve any amendment, alteration, or repeal of any provision of our Charter that would alter or change the powers, preferences or relative, participating, optional or other special rights of the Class C common stock. Holders of Class C sommon stock are not entitled to any dividends and are not entitled to receive any of our assets in the event of any voluntary or involuntary liquidation, dissolution, or winding up of our affairs.

Preferred Stock

Our Charter provides that up to 50,000,000 shares of Preferred Stock may be issued from time to time in one or more series. Our board of directors is authorized to fix the voting rights, if any, designations, powers, preferences, or relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our board of directors can, without stockholder approval, issue Preferred Stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the Common Stock and could have anti-takeover effects. The ability of our board of directors to issue Preferred Stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no Preferred Stock outstanding at the date hereof. Although we do not currently intend to issue any shares of Preferred Stock, we cannot assure you that we will not do so in the future.

Dividends

Holders of Class A common stock are entitled to receive ratable dividends when, as, and if declared by our board of directors out of funds legally available therefor. Holders of Class C common stock are not entitled to any dividends from the Company.

Listing

The Class A common stock is listed on The New York Stock Exchange under the trading symbol “KNTK.”

Certain Anti-Takeover Provisions of Delaware Law and our Charter and Bylaws

We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

•	a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);

•	an affiliate of an interested stockholder; or

•	an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 do not apply if:

•	our board of directors approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

•

after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

•

on or after the date of the transaction, the business combination is approved by our board of directors and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Our authorized but unissued Common Stock and Preferred Stock are available for future issuances without stockholder approval (including a specified future issuance) and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Common Stock and Preferred Stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Exclusive forum for certain lawsuits

Our Charter requires, to the fullest extent permitted by law, that derivative actions brought in our name, actions against directors, officers, and employees for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.

Special meeting of stockholders

Our Charter provides that at any time when any stockholder beneficially owns, in the aggregate, at least 10% in voting power of our Common Stock entitled to vote generally in the election of directors, special meetings of the stockholders for any purpose or purposes shall also be called by or at the direction of our board of directors or the Chairman of our board of directors at the request of such stockholder.

Action by written consent

Unless otherwise provided in the Charter, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to us in accordance with the DGCL.

PLAN OF DISTRIBUTION

All shares of Class A common stock being offered under this prospectus are being offered on behalf of the selling stockholder. Sales of shares pursuant to this prospectus may be made on the NYSE, in the over-the-counter market or otherwise at prices and on terms then prevailing, at prices related to the then current market price or at negotiated prices that are other than prevailing market prices or related to the then current market prices (in each case as determined by the selling stockholder). Sales may be made directly or through agents designated from time to time, or through dealers or underwriters to be designated or in negotiated transactions.

The shares may be sold by any one or more of the following methods:

•	through a firm commitment or best efforts underwriting;

•

through a block trade (which may involve crosses) in which the selling stockholder’s broker or dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	through purchases by a broker or dealer as principal and resale by the broker or dealer for their account pursuant to this prospectus;

•	through exchange distributions and/or secondary distributions in accordance with the rules of the NYSE;

•	through ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	through privately negotiated transactions;

•	through the distribution of the common stock by the selling stockholder to its partners, members or stockholders;

•	through the writing of options, swaps or other derivatives (including put or call options), whether the options, swaps or derivatives are listed on an options exchange or otherwise;

•	through short sales;

•	“at the market” or through market makers or into an existing market for the shares; or

•	through any other method permitted by applicable law.

In addition, the selling stockholder may from time to time sell securities in compliance with Rule 144 under the Securities Act, if available, or pursuant to other available exemptions from the registration requirements under the Securities Act, rather than pursuant to this prospectus. In such event, the selling stockholder may be required by the securities laws of certain states to offer and sell the shares of Class A common stock only through registered or licensed brokers or dealers.

Any selling agents, underwriters or broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the selling stockholder, from purchasers of shares for whom they act as agents or from both sources. The selling stockholder do not expect these discounts, concessions or commissions to exceed what is customary in the types of transactions involved. The selling stockholder will be responsible for any commissions, underwriting discounts or similar charges on the sale of shares under this prospectus.

The selling stockholder may pledge or grant a security interest in some or all of the shares of Class A common stock it owns and, if the selling stockholder defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the shares of Class A common stock from time to time pursuant to a prospectus or any amendment to such prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under such prospectus. The selling stockholder also may transfer and donate the shares of Class A common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of such prospectus.

The selling stockholder and any broker-dealers, agents and underwriters that participate in the distribution of the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with the sales. Any commissions, and any profit on the resale of shares, received by the selling stockholder and any such broker-dealers, agents or underwriters may be deemed to be underwriting discounts and commissions. Any underwriters, brokers, dealers and agents who participate in any sale of the securities may also engage in transactions with, or perform services for, us or our affiliates in the ordinary course of their businesses. We may indemnify underwriters, brokers, dealers and agents against specific liabilities, including liabilities under the Securities Act.

The selling stockholder will be subject to applicable provisions of the Exchange Act, and the associated rules and regulations thereunder, including Regulation M, which provisions may affect the marketability of the shares.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Vinson & Elkins L.L.P., Houston, Texas. Legal counsel to any underwriters may pass upon legal matters for such underwriters.

EXPERTS

The consolidated financial statements of Kinetik Holdings Inc. as of December 31, 2023 and 2022, and for each of the years in the three-year period ended December 31, 2023, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2023, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The financial statements of Permian Highway Pipeline LLC as of December 31, 2023 and for the year ended December 31, 2023, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The financial statements of Permian Highway Pipeline LLC as of and for the year ended December 31, 2022 incorporated by reference in this Prospectus and the Registration Statement have been so incorporated in reliance on the report of BDO USA, LLP (n/k/a BDO USA, P.C.), independent auditors, given on the authority of said firm as experts in auditing and accounting.

11,373,801 Shares

Kinetik Holdings Inc.

Class A common stock

PROSPECTUS

     , 2024

Goldman Sachs & Co. LLC

BofA Securities

J.P. Morgan

Mizuho